                                                                    Exhibit 99.2
                                                                    ------------
 For Immediate
 Release:    January 28, 1999

                 DIEBOLD ANNOUNCES SHAREHOLDER RIGHTS PLAN


                 Investor Contact:
                 Sandy Upperman
                 +1 330 490 3767
                 upperms@diebold.com

                         NORTH CANTON, Ohio -- Diebold, Incorporated (NYSE: DBD)
                 today announced a board action adopting a shareholder rights plan that provides for rights to be issued to shareholders of record on February 11, 1999. The new plan replaces Diebold's existing rights plan that will expire on February 10, 1999.
                         "This action was taken after long and careful study,"
                 said Robert W. Mahoney, chairman, president and chief executive officer. "Like the company's existing rights plan, the new plan is intended to protect the company and its shareholders from potentially coercive takeover practices or takeover bids that are inconsistent with the interests of the company and its other constituents."
                         Under the plan, the rights will initially trade
                 together with the common stock and will not be exercisable. In the absence of further board action, the rights generally will become exercisable and allow the holder to acquire common stock at a discounted price if a person or group acquires 20 percent or more of the outstanding shares of Diebold's common stock. Rights held by persons who exceed the applicable threshold will be void. In certain circumstances, the rights will entitle the holder to buy shares in an acquiring entity at a discounted price.
                         The plan also includes an exchange option. In general,
                 after the rights become exercisable, the Board of Directors may, at its option, effect an exchange of part or all of the rights - other than rights that have become void - for shares of Diebold's common stock. Under this option, Diebold would issue one share of common stock for each right, subject to adjustment in certain circumstances.
                         Diebold's Board of Directors may, at its option, redeem
                 all rights for $.01 per right, generally at any time prior to the rights becoming exercisable. The rights will expire on February 11, 2009, unless earlier redeemed, exchanged or amended by the Board of Directors.
                         The issuance of the rights is not a taxable event, will
                 not affect Diebold's reported financial condition or results of operations (including earnings per share) and will not change the way in which Diebold's common stock is currently traded.
                         Diebold, Incorporated is the global leader in providing
                 integrated delivery systems and services. Founded in 1859, the company employs more than 6,000 associates in some 120 locations worldwide with headquarters in Canton, Ohio, USA. Diebold reported revenues of US$1.2 billion in 1998 and is publicly traded on the New York Stock Exchange under the symbol 'DBD.' For more information, visit the company's Web site at www.diebold.com.